Exhibit 19.1
ENOVIX CORPORATION
AMENDED AND RESTATED INSIDER TRADING POLICY

APPROVED BY THE BOARD OF DIRECTORS ON JULY 14, 2021
AMENDED AND RESTATED ON NOVEMBER 7, 2023

INTRODUCTION

This policy determines acceptable transactions in the securities of Enovix Corporation (the “Company” or “Enovix”) by our employees, directors and consultants (“team members”). During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available (“material nonpublic information” or “MNPI”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this material non-public information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly- traded company, or to disclose such information to a third party who does so profit (a “tippee”).

INSIDER TRADING POLICY

Securities Transactions

Use of material non-public information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

Material Non-public Information

As a practical matter, it is sometimes difficult to determine whether you possess material non- public information. The key to determining whether nonpublic information you possess about a public company is material non-public information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess material non-public information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members and other household members of those covered by this policy and all companies controlled by those covered by this policy. You may never recommend to another person that he or she buy, hold or sell our stock. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material non-public information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of Enovix or other companies with which Enovix does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Company’s Chief Financial Officer

(the “CFO”) or the Company’s Chief Legal Officer (the “CLO” and together with the CFO, the “Compliance Officers”).

Although by no means an all-inclusive list, information about the following items may be considered to be material non-public information until it is publicly disseminated:

(a)financial results or forecasts;

(b)major new products or processes;

(c)acquisitions or dispositions of assets, divisions, companies, etc.;

(d)pending public or private sales of debt or equity securities;

(e)declaration of stock splits, dividends or changes in dividend policy;

(f)major contract awards or cancellations;

(g)top management or control changes;

(h)possible tender offers or proxy fights;

(i)significant write-offs;

(j)significant litigation;

(k)impending bankruptcy;

(l)gain or loss of a significant license agreement or other contracts with customers or suppliers;

(m)pricing changes or discount policies;

(n)corporate partner relationships; and

(o)notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of material non-public information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

STOCK TRADING BY TEAM MEMBERS

We require that all officers and directors of the Company and the employees and designated consultants of the Company described on APPENDIX B (the “Covered Insiders”) to limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results. In addition, Specified Personnel (as defined below) are required to notify, and receive approval from, a Compliance Officer prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. Generally, any entities or family members or others whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions. Persons subject to this policy are reminded that although this policy is not applicable to third-parties such as investment funds and partnerships engaged in the investment of securities in the ordinary course of business that such person may be deemed to control or influence, federal securities laws prohibiting insider trading remain applicable, and such persons are advised to seek separate counsel if the trading activities of such third-party would, if this policy were applicable, otherwise violate this policy. “Specified Personnel” shall be defined to mean all Enovix directors and officers.

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this policy.

Quarterly Blackout Periods

Generally, except as set forth in this policy, directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods will generally begin at the end of the day that is 10th calendar day prior to the end of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for the previous fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods are listed on APPENDIX B. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and a Compliance Officer may update and revise APPENDIX B as appropriate.

A director, employee or consultant who believes that special circumstances require him or her to trade during a blackout period should consult with a Compliance Officer who will consult with the Company’s outside counsel. Permission to trade during a blackout period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

Special Blackout Periods

From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the

Company’s securities until instructed otherwise by a Compliance Officer, and should not disclose to others the fact of such suspension of trading.

Regulation BTR Blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this policy.

No “Safe Harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this policy.

Exceptions to blackout periods

1.ESPP/Option Exercises. Employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Team members may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.

2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer or other member of management that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was adopted and acted on in good faith, in compliance with the requirements of Rule 10b5-1, (ii) the Trading Plan was adopted at the time when such individual was not in possession of material non-public information about the Company and the Company had not imposed any trading blackout period, and (iii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy, the Company’s 10b5-1 Trading Plan Guidelines, as may be amended and restated from time to time, and the securities laws. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements of above, directors and executive officers may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, hedge or other transfer of beneficial ownership. Officers and directors must first submit the form attached hereto as APPENDIX A to a Compliance Officer and obtain pre-clearance of the transaction from a Compliance Officer at least two business days in advance of the proposed transaction. A Compliance Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Compliance Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan shall also be given to a Compliance Officer. Upon completion of any transaction, the directors, employees or consultants must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Margin Accounts and Pledges

No Covered Insider may engage margin accounts or pledges with respect to Enovix’s stock at any time.

Notwithstanding the previous sentence, a Compliance Officer (with the approval of a majority of the disinterested directors on the Company’s Audit Committee or the Board of Directors) may permit a Covered Insider to use his or her Company securities as collateral to securitize a bona fide loan or to secure a margin account with a financial institution (for instance, when the Covered Insider clearly demonstrates the financial ability to pay back the loan or fulfill margin calls). However, if such collateral securities ultimately become the subject of a foreclosure sale or a sale by the financial institution, that sale, even though not initiated at the request of the Covered Insider, may still be considered a sale for his or her benefit. If such sale is made at a time when the Covered Insider was aware of material nonpublic information or otherwise are not permitted to trade in Company securities, it may result in inadvertent insider trading violations, Section 16 violations, violations of this Policy, and unfavorable publicity for such Covered Insider and the Company. For these reasons, Covered Insiders should exercise caution when using Company securities as collateral to securitize a bona fide loan or to secure a margin account.

Prohibition of Speculative or Short-term Trading

No Covered Insider may engage in short sales, transactions in put or call options, hedging transactions, or other inherently speculative transactions with respect to the Company’s stock at any time. This paragraph shall not be deemed to restrict activities permitted under the header titled “Margin Accounts and Pledges” above. Waivers of or exceptions to the restrictions set forth in this paragraph shall require the approval of the Board of Directors or the Audit Committee.

Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

DURATION OF POLICY’S APPLICABILITY

This policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of material non- public information when your relationship with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

PENALTIES

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material non-public information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or our CFO at cfo@enovix.com. Please also see Frequently Asked Questions attached hereto as EXHIBIT A.